UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	April 15, 2020

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-09390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 Balboa Avenue, San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JACK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Director

On April 16, 2020, Jack in the Box Inc. (the “Company”) announced the Company’s Board of Directors (the “Board”) will appoint Mr. Darin Harris to the position of Chief Executive Officer (“CEO”), effective upon his first day of employment with the Company to be no later than June 15, 2020 (“CEO Start Date.”). In this role, he will be succeeding Mr. Leonard A. Comma, who previously announced his intent to retire in December 2019 and has served as Chief Executive Officer and Chairman of the Board since 2014. As described below, Mr. Comma has agreed to provide transition services for the Company and work with Mr. Harris for a period of ninety (90) days after the CEO Start Date, as further described below. The Board has also approved the appointment of Mr. Harris to the Board, effective on the CEO Start Date.

Mr. Harris, age 51, has more than 25 years of experience leading franchised and corporate multi-unit retail and service businesses. He is joining the Company from IWG PLC (“IWG”) in Addison, TX, where he has served as Chief Executive Officer of North America since April 2018. IWG is the holding group for several leading providers of over 1,000 flexible workspaces. Brands in the IWG portfolio include Regus, Spaces, HQ, No18 and Signature by Regus. At IWG, Mr. Harris was responsible for developing the business strategy and overseeing areas of operations, business development, customer service, revenue, and profit objectives. Prior to that, from August 2013 to February 2018, Mr. Harris served as Chief Executive Officer of CiCi’s Enterprises LP (“CiCi’s”) in Coppell, TX. CiCi’s owns both CiCi’s Pizza, an American pizza buffet restaurant chain with more than 400 locations, and JMC LP, a restaurant distribution company. While at CiCi’s, Mr. Harris led both operating businesses.

Mr. Harris received his Master of Business Administration from Xavier University and holds a Master of Science in Sports Administration from St. Thomas University and a Bachelor of Arts, Psychology, from Creighton University.

Mr. Harris’ qualifications for serving on the Company’s Board include: his business, leadership, operational, management, real estate development and franchising experience in the retail and food service industries; his relevant industry experience, including leadership across multiple restaurant companies, his experience in restaurant operations, restaurant development, franchising, executive development, brand strategy development, strategic planning, collaborating with franchisees and being a former franchise operator of multiple restaurant brands.

On April 2, 2020, the Company entered into an offer letter (the “Offer Letter”) with Mr. Harris with respect to his employment as CEO. The Offer Letter provides for Mr. Harris to receive: (a) an annual base salary of $825,000; and (b) a one-time cash bonus of $200,000, payable on the first regular payroll date following his hire, and which is required to be repaid in the event of his resignation or termination with Cause within one year after hire (the “New Hire Bonus”). He is also eligible to receive (i) a potential cash bonus following the one (1) year anniversary of the CEO Start Date, subject to his continued employment on that date, of up to $220,000, subject to certain obligations of Mr. Harris related to his prior employment; (ii) a discretionary cash payment following the completion of the Company’s 2020 fiscal year, not to exceed $400,000, which amount will be determined at the discretion of the  Board based on the Company’s performance attainment on  fiscal 2020 performance targets under the annual Performance Incentive Program, Mr. Harris’ individual contributions and time employed during fiscal 2020, which bonus is not guaranteed, and is subject to the Company achieving above threshold performance on its fiscal 2020 performance targets and his continued employment through the date of payment; and (iii) subject to Board approval, a one-time new hire grant of RSUs with the number of shares equal to $500,000 divided by the Company’s 60-day average stock price ending on the day before the date of grant and subject to a four-year vesting schedule at 25% per year, with 50% of the net RSU shares subject to a holding requirement until termination of service.

The Offer Letter also provides that Mr. Harris will be eligible for (a) an annual bonus incentive under the Company’s Annual Performance Incentive Plan with incentive potential of 100% of his base salary at target, up to a maximum of 150% of base salary, payable as a lump sum cash payment, and based on attainment of Company performance targets to be set by the Board; (b) an annual equity award under the Company’s Long-Term Incentive Plan at the next annual grant (for fiscal 2021, anticipated to be in November or December 2020) with an expected target value of $2.5 million at grant, consisting of a mix of stock options, and performance share units and restricted stock units (RSUs) which are both subject to holding requirements; and (c) participation in (i) the Jack in the Box Inc. Severance Plan for Executive Officers, described in the Company’s Current Report on Form 8-K filed March 4, 2020, and (ii) the Company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits for the CEO position at 2.5x multiple of salary/bonus and 30 months COBRA coverage. Equity grants are subject to a stock ownership requirement equal to 6.0x of annual salary to be achieved within five years from Mr. Harris’ start date.

Mr. Harris will also be entitled to relocation assistance, including reimbursement for moving expenses consistent with the Company’s relocation policy, and temporary housing for up to twelve months.

There are no arrangements or understandings with any other person pursuant to which Mr. Harris was appointed as the Company’s CEO or to the Board of Directors, and there are no family relationships between Mr. Harris and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Harris and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On April 16, 2020, the Company issued a news release announcing Mr. Harris’ appointment, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1. In addition, a copy of the Offer Letter is filed with this report as Exhibit 99.2. The foregoing description of the terms of the Offer Letter is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein.

Resignation of Former Chairman and Chief Executive Officer

 On April 16, 2020, the Company entered into a Retention, Transition and Separation Agreement with Leonard A. Comma (the “Transition Agreement”), the Company’s Chairman and Chief Executive Officer, which sets forth the terms of Mr. Comma’s transition and termination of employment with the Company.

Pursuant to the Transition Agreement, Mr. Comma will continue to perform his regular duties as the Company’s Chief Executive Officer and will continue to receive his current base salary and benefits until the CEO Start Date (the “Retention Period”). On the last day of the Retention Period (the “Resignation Date”), Mr. Comma has agreed to voluntarily resign from his position as the Company’s Chief Executive Officer. In addition, for up to ninety (90) days thereafter (the “Transition Period”), the Company may request that Mr. Comma provide certain transition services in a non-executive and non-officer capacity. During the Transition Period, upon providing a certain level of transition services, Mr. Comma will be entitled to receive a base salary at the annualized rate of $700,000.

In addition, pursuant to the Transition Agreement, Mr. Comma is eligible to receive the following benefits, pro-rated through the duration of the Transition Period: (i) an annual incentive payment under the Company’s Performance Incentive Plan for fiscal year 2020, if and to the extent the Company meets it performance goals under such plan; and (ii) vesting of final tranche of unvested restricted stock units remaining under his November 2015 restricted stock unit award (the “2015 RSU Award”) scheduled to vest in November 2020, subject in each case to his compliance with the terms of the Transition Agreement. Mr. Comma’s eligibility for severance benefits under the Company’s Severance Plan for Executive Officers dated March 9, 2020 (the “Executive Severance Plan”) and the Company’s Compensation and Benefits Assurance Agreement terminated upon entry into the Transition Agreement.

Mr. Comma further agreed to voluntarily resign from his position as the Chairman of the Board on the Resignation Date. Mr. Comma’s decision to resign is not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies or practices.

The Transition Agreement contains other standard provisions contained in agreements of this nature, including restrictive covenants concerning confidentiality, non-disparagement and non-solicitation, and a general release of any and all claims. The forgoing description of the Transition Agreement is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 99.3 to this Current Report on Form 8-K.

Retention Agreement with Chief Financial Officer

On April 15, 2020, the Board approved entering into a retention agreement (the “Retention Agreement”) with Lance Tucker, the Company’s Executive Vice President and Chief Financial Officer to help enable a smooth transition in connection with Mr. Harris joining the Company. The agreement will provide certain retention benefits to Mr. Tucker that will supersede and terminate prior retention obligations previously agreed to between Mr. Tucker and the Company. Specifically, in exchange for Mr. Tucker’s continued employment with the Company through December 31, 2020 (the “Retention Date”), (a) he will receive: (i) a lump sum cash payment of $610,000, and (ii) release from the obligation to repay relocation expenses related to his relocation to San Diego in 2018; and (b) effective on the Retention Date, (i) any and all outstanding unvested equity remaining under Mr. Tucker’s December 2019 retention RSU award will be cancelled and forfeited; and (ii) he will cease to be eligible for any payments or benefits under the Executive Severance Plan,  for a period of six (6) months thereafter (until July 1, 2021). Mr. Tucker has also agreed as part of the Retention Agreement to provide one hundred twenty (120) days advance written notice to the Company of any voluntary resignation from the Company.

The foregoing description of the Retention Agreement is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text of the Retention Agreement, a copy of which is intended to be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal third quarter.

Election of Non-Executive Chairman of the Board

On April 15, 2020, the Board appointed independent director David Goebel non-executive Chairman of the Board, effective on the CEO Start Date and resignation of Mr. Comma as a member of the Board. Mr. Goebel has been on the Board since December 2008, and currently serves as the Board’s independent Lead Director.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Jack in the Box Inc. on April 16, 202
99.2	Offer Letter by and between Darin Harris and Jack in the Box Inc., dated April 2, 2020
99.3	Retention, Transition and Separation Agreement, by and between Leonard A. Comma and Jack in the Box Inc., dated April 16, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

Date: April 16, 2020	/s/ Lance Tucker
Lance Tucker
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Jack in the Box Inc. on April 16, 202
99.2	Offer Letter by and between Darin Harris and Jack in the Box Inc., dated April 2, 2020
99.3	Retention, Transition and Separation Agreement, by and between Leonard A. Comma and Jack in the Box Inc., dated April 16, 2020